EXHIBIT 10.10















                             GAS PURCHASE AGREEMENT

                                     BETWEEN

               PANENERGY FIELD SERVICES, INC., A COLORADO CORPORATION

                                       AND

                ENERGAS PIPELINE COMPANY, AN OKLAHOMA CORPORATION


                                      INDEX

I.       REPRESENTATIONS OF SELLER . . . . . . . . . . . . . . . . . . . .     2

II.      COMMITMENT OF SELLER'S GAS  . . . . . . . . . . . . . . . . . . .     2

III.     PIPELINE GATHERING SYSTEM, POINT(S) OF DELIVERY . . . . . . . . .     2

IV.      QUANTITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3

V.       GENERAL TERMS AND CONDITIONS. . . . . . . . . . . . . . . . . . .     3

VI.      PRICE AND REVENUE DISTRIBUTION. . . . . . . . . . . . . . . . . .     3

VII.     NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4

VIII.    TERM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4

IX.      MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . .     4

            EXHIBIT A - THE LEASES . . . . . . . . . . . . . . . . .    Page 1.A

            EXHIBIT B - APPENDIX - GENERAL TERMS AND CONDITIONS

           1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . .  Page 1.B
           2.  POINT(S) OF DELIVERY AND OWNERSHIP  . . . . . . . . . .  Page 2.B
           3.  RESERVATIIONS OF SELLER . . . . . . . . . . . . . . . .  Page 2.B
           4.  GAS MEASUREMENT AND QUALITY . . . . . . . . . . . . . .  Page 3.B
           5.  PRICING AND REFUNDS . . . . . . . . . . . . . . . . . .  Page 4.B
           6.  TAXES . . . . . . . . . . . . . . . . . . . . . . . . .  Page 4.B
           7.  PAYMENT  . . . . . . .  . . . . . . . . . . . . . . . .  Page 5.B
           8.  SELLER'S REPRESENTATIVE . . . . . . . . . . . . . . . .  Page 5.B
           9.  REGULATORY BODIES . . . . . . . . . . . . . . . . . . .  Page 6.B
          10.  FORCE MAJEURE . . . . . . . . . . . . . . . . . . . . .  Page 6.B
          11.  WARRANTY OF TITLE TO SELLER'S GAS . . . . . . . . . . .  Page 7.B
          12.  EASEMENTS . . . . . . . . . . . . . . . . . . . . . . .  Page 7.B
          13.  DEFAULTS  . . . . . . . . . . . . . . . . . . . . . . .  Page 7.B
          14.  UNECONOMIC WELL CONNECTIONS . . . . . . . . . . . . . .  Page 8.B
          15.  LITIGATION - ATTORNEYS' FEES  . . . . . . . . . . . . .  Page 8.B
          16.  DAMAGES . . . . . . . . . . . . . . . . . . . . . . . .  Page 8.B
          17.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . .  Page 8.B


                             GAS PURCHASE AGREEMENT

THIS GAS PURCHASE AGREEMENT (the "AGREEMENT"), is entered into this 13th day of February, 1997 by and between PANENERGY FIELD SERVICES, INC., Colorado Corporation, with offices at 370 Seventeenth Street, Suite 900, Denver, Colorado 80202, hereinafter referred to as "BUYER", and ENERGAS PIPELINE COMPANY, an Oklahoma corporation, whose address is 6003 North Robinson Street, Oklahoma City, Oklahoma 73118-7425, hereinafter referred to as "SELLER".

                                 R E C I T A L S

1. Buyer or its designee owns, operates and maintains a natural gas gathering system, compression facilities and natural gas processing facilities, all such facilities in the aggregate hereinafter referred to as the "FACILITIES", which Facilities are located in Pittsburg and Atoka Counties, Oklahoma, to enable Buyer to purchase and accept delivery of Seller's natural gas (including natural gasoline and other liquefiable hydrocarbons), produced and saved from the oil and gas leases, lands and formations committed hereunder, at the Point(s) of Delivery defined herein.

2. Seller holds interests in, operates, or has the right to market natural gas produced and saved from wells located upon the oil and gas leases described in Exhibit "A" attached hereto and made a part hereof covering the lands and formations located in Atoka County, Oklahoma, which oil and gas leases are specifically described in said Exhibit "A", said oil and gas leases, lands and formations hereinafter sometimes being referred to as the "LEASES".

3. Seller desires to sell to Buyer all of the Gas owned or controlled by Seller which is produced and saved from the Leases covered hereunder upon the terms and for the consideration herein expressed.

4. Buyer desires to purchase Seller's Gas, as defined herein, utilizing the Facilities constructed, owned and operated by Buyer and upon the terms and for the consideration herein expressed.

NOW THEREFORE, in consideration of the mutual agreements herein, contained and other good and valuable consideration, the parties hereto agree as follows:

                                    ARTICLE I
                            REPRESENTATIONS OF SELLER

1.1 Seller represents and warrants to Buyer, its successors and assigns, that Seller owns an interest in, or has the right to market the Gas produced and saved from the Leases described in Exhibit "A" attached hereto ("SELLER'S GAS") and that Seller has constructed the facilities necessary to enable Seller to sell and deliver to Buyer for sale at the Point(s) of Delivery, as hereinafter set forth, all of Seller's Gas in accordance with the terms and provisions of this Agreement.

                                   ARTICLE II
                           COMMITMENT OF SELLER'S GAS

2.1 Subject to the terms and conditions contained herein, Seller hereby commits to the performance of this Agreement all of Seller's Gas produced and saved from the Leases, and to insure the faithful performance of the provisions of this Agreement, Seller covenants to sell and deliver the same to Buyer at the Point(s) of Delivery without other disposition except as herein otherwise provided.

                                   ARTICLE III
                 PIPELINE GATHERING SYSTEM, POINT(S) OF DELIVERY

3.1 Subject to the economic out provisions in the Appendix, Buyer agrees to construct the additional Facilities necessary to provide Point(s) of Delivery to connect all of the wells drilled and produced, or to be drilled and produced, on the Leases by Seller ("SELLER'S WELLS").

3.2 The Point(s) of Delivery for all Gas produced from Seller's Wells shall be at the inlet of Buyer's metering facilities located at at the central delivery point on Buyer's existing Facilities located in
         Section 26-T1N-R4E, Atoka County and further described on Exhibit "A" hereto.

3.3 Seller will deliver Gas at the required pressure at the point(s) of Delivery sufficient to enter Buyer's System. The average maximum working pressure of Buyer's System during each Accounting Period shall not exceed two hundred fifty (250) psig. However, in the event Seller determines that such working pressure excessively limits the production of Seller's Wells, Seller shall provide written notice thereof to Buyer. Upon receipt of such notice, Buyer, as soon as practicable, shall present to Seller a written proposal pursuant to which Buyer shall construct, own and operate such field compression facilities as may be necessary to reduce such pressure to a mutually acceptable level and shall disclose the charges to be assessed Seller therefore together with a schedule of payment. Once such proposal has been accepted by Seller in writing, Buyer shall utilize its best efforts to construct or cause to be constructed and placed in operation the required field compression facilities within ninety (90) days of receipt of such written acceptance.

                                   ARTICLE IV
                                    QUANTITY

4.1 Seller shall deliver and sell to Buyer, and Buyer shall receive and purchase Seller's Gas on a best efforts basis, subject to the Reservations of Seller set forth in Section 3 of the Appendix attached hereto.

4.2 Seller acknowledges and understands that Buyer will receive and purchase Seller's Gas utilizing the Facilities, which also receive, transmit and process Gas delivered to Buyer by other parties.


                                    ARTICLE V
                          GENERAL TERMS AND CONDITIONS

5.1 The General Terms and Conditions set forth in the Appendix attached hereto as Exhibit "B" (the "APPENDIX") are the general terms and conditions applicable to this Agreement, which Appendix is by reference hereby incorporated into and made an integral part of this Agreement. In the event of any conflict between the terms as set out in the body of this Agreement and those set out in the Appendix, the terms in the body of this Agreement shall control.

                                   ARTICLE VI
                        PRICE AND REVENUE DISTRIBUTION

6.1 As full consideration for the Gas (including all components thereof), sold to Buyer hereunder during each Accounting Period, Buyer shall pay Seller a price equal to the NorAm Gas Transmission Company (East) index as reported by McGraw Hill's "INSIDE F. E. R. C.'S GAS MARKET REPORT" in "Prices of Spot Gas Delivered to Pipelines" table dated the first of the applicable calendar month.

6.2 GATHERING FEE: Buyer shall charge Seller and Seller agrees to pay a gathering fee of seventeen cents ($0.17) per MMBtu plus actual fuel retention for all gas received from Seller with Buyer providing compression and dehydration service.

6.3 Either party shall have the right, prior to the beginning of the last month of the current Contract Year, to request a renegotiation of the gathering fee described herein, which shall become effective after the end of the Contract Year in which the renegotiation is requested. If an agreement cannot be reached after such renegotiation is requested, then this Agreement may be terminated by either party upon thirty (30) days written notice, but no earlier than the end of the Contract Year in which the renegotiation is requested.

6.4 Seller shall be responsible for distribution of revenues to owners of interest in the Gas purchased by Buyer hereunder, as further described in the PAYMENT section of the Appendix.

                                   ARTICLE VII
                                     NOTICES

7.1 All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when delivered personally or three (3) business days following deposit in the United States mails, certified mail, return receipt requested, or one (1) business day following delivery to recognized overnight courier service, or upon transmittal by facsimile, in each such case postage or charges prepaid and addressed as follows:

         TO:      SELLER'S REPRESENTATIVE:

                  ENERGAS PIPELINE COMPANY
                  Attn: Mr. Scott Shaw
                  6003 North Robinson Street
                  Oklahoma City, Oklahoma 73118-7425
                  (405) 879-1752 - Phone
                  (405) 879-0175 - Facsimile

         TO:      BUYER:

                  PANENERGY FIELD SERVICES, INC.
                  Attn: Sr. Vice President
                  370 - 17th Street, Suite 900
                  Post Office Box 5493
                  Denver, Colorado 80217
                  (303) 595-3331 - Phone
                  (303) 595-0480 - Facsimile

                                  ARTICLE VIII
                                      TERM

8.1 This Agreement shall be effective from the 1st day of December, 1996, and shall continue and remain in full force and effect for a primary term lasting until November 30, 1999, and shall be automatically renewed for successive renewal terms of one (1) year each, unless terminated by either party at least thirty (30) days prior to the end of the primary term or any successive renewal term. Suspension of operations of the Facilities for a period of less than four (4) consecutive months shall not constitute or provide a basis for termination of this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

9.1 This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes and renders null and void and of no further force and effect any prior understandings, negotiations or agreements between the parties or their predecessors relating to the subject matter hereof, and all amendments and letter agreements in any way relating thereto. No provision of this Agreement may be changed, modified, waived or discharged orally, and no change, modification, waiver or amendment of any provision will be effective except by written instrument to be executed and approved by the parties hereto.

9.2 THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF OKLAHOMA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

9.3 MEMORANDUM OF AQREEMENT. The undersigned parties have entered into this Gas Purchase Agreement (the "AGREEMENT") pursuant to which Seller hereunder has committed to Buyer hereunder those lands included in those certain oil and gas leases listed on Exhibit "A" attached hereto and incorporated herein by reference and pursuant to which Buyer has agreed to purchase, gather, transport and process any and all of the Gas (as defined in the Agreement) produced and saved from the lands described in Exhibit "A" for the price and upon the terms set forth in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        BUYER:

(SEAL)
ATTEST:                                 PANENERGY FIELD SERVICES, INC.,
                                        A COLORADO CORPORATION



BY: /s/ ERIK B. CARLSON                 BY: /s/ DAVID A. PETERS
   ---------------------------------       -----------------------------------
   ERIK B. CARLSON,                        DAVID A. PETERS
   ASSISTANT SECRETARY                     SENIOR VICE PRESIDENT



                                        SELLER:

(SEAL)
ATTEST:                                 ENERGAS PIPELINE COMPANY,
                                        AN OKLAHOMA CORPORATION



BY: /s/ SCOTT SHAW                      BY: /s/ SCOTT SHAW
   ---------------------------------       -----------------------------------
                           SECRETARY                                 PRESIDENT



                 SELLER'S TAX I.D. NO. 73-1347085
                                       ----------

STATE OF COLORADO                   )
                                    )    ss.
CITY & COUNTY OF DENVER             )

Before me, KERI HANSON, Notary Public in and for said County and State, on this 13th of February 1997, personally appeared DAVID A. PETERS and ERIK B. CARLSON, known to me to be the Senior Vice President and Assistant Secretary, respectively, of PanEnergy Field Services, Inc., a Colorado corporation, on behalf of said corporation and acknowledged to me that they executed this Agreement for the considerations and purposes therein set forth.
Given under my hand and seal of office this 13th day of February 1997.

                                        /s/ KERI HANSON
                                        --------------------------------------
MY COMMISSION EXPIRES:                  NOTARY PUBLIC

      8/25/99
---------------------
                                                --------------------------------
                                                          KERI HANSON
                                                NOTARY PUBLIC, STATE OF COLORADO
                                                --------------------------------

STATE OF OKLAHOMA                   )
                                    )    ss.
COUNTY OF  OKLAHOMA                 )

Before me, PATRICIA A. HARRIS, a Notary Public in and for said County and State, on this 1st day of November, 1996, personally appeared GEORGE SHAW and SCOTT SHAW known to me to be the ______________ President and ___________Secretary, respectively, of Energas Pipeline Company, an Oklahoma corporation, on behalf of said corporation and acknowledged to me that they executed this Agreement for the considerations and purposes therein set forth.

Given under my hand and seal of office this 1st day of November, 1996.

                                        /s/ PATRICIA A. HARRIS
                                        -------------------------------------
                                        NOTARY PUBLIC
MY COMMISSION EXPIRES:

     4-28-2000
----------------------

Gas Purchase Agreement between PANENERGY FIELD SERVICES INC., and ENERGAS PIPELINE COMPANY, dated FEBRUARY 13, 1997.

                                   EXHIBIT "A"

         The oil and gas wells or leases committed to the performance of this Agreement are described as follows:


PRODUCER'S                                         LEGAL                WORKING
WELL NAME OR LEASE NAME                         DESCRIPTION             INTEREST
-----------------------                         -----------             --------
Central Delivery                                Sec. 26-1N-14E
                                                Atoka Co., OK

Wyrick #1-26                                    Sec. 26-1N-14E
Wyrick #2-26                                    Sec. 26-1N-14E
Gamble #1-25                                    Sec. 25-1N-14E
Otto Rose #1-34                                 Sec. 34-1N-14E
All Situated in Atoka County, Oklahoma






Also committed to the performance of this Agreement are Producer's interests in the oil and gas leases, whether existing or hereafter acquired, which cover or pertain to the below described lands, but only insofar as such leases cover such lands as follows:

                              LEGAL DESCRIPTION(S)







                                     -1.A-

                                    EXHIBIT B

                                    APPENDIX
                                       TO
                             GAS PURCHASE AGREEMENT

                          GENERAL TERMS AND CONDITIONS

1. DEFINITIONS

         For the purpose of the Agreement, unless the context of the instrument requires otherwise, the following terms and expressions used herein shall be defined as follows:

         1) "Accounting Period", except the initial "Accounting Period", shall mean a period of one calendar month, commencing at 8:00 a.m. local time on the first day of each month, and ending at 8:00 a.m. local time on the first day of the succeeding calendar month. The initial "Accounting Period" shall commence at 8:00 a.m. local time on the date of initial deliveries of Gas hereunder, continuing for a period of consecutive calendar days until 8:00 a.m. local time on the first day of the succeeding calendar month.

         2) "Btu" (British Thermal Unit) shall mean the amount of heat required to raise the temperature of one (1) avoirdupois pound of pure water from fifty-eight and five-tenths degrees (58.5(degree)) to fifty-nine and five-tenths degrees (59.5(degree)) Fahrenheit under standard conditions.

         3) "Cubic Foot of Gas" shall mean the amount of Gas required to fill a cubic foot of space when the Gas is at a base pressure of 14.65 Psia and at a base temperature of 60(degree)F.

         4) "Day" shall mean the 24-hour period beginning and ending at 8:00 a.m. Local Time.

         5) "Gas" shall mean the effluent vapor stream including all of the constituents thereof and entrained liquids as produced from each of Seller's Wells and delivered by Seller to Buyer at the Point(s) of Delivery specified herein.

         6) "MCF" shall mean one thousand (1.000) cubic feet.

         7) "MMBtu" shall mean one million (1.000.000) Btu on a saturated basis.

         8) "Month" shall mean the period beginning at 8:00 a.m. local time on the first day of a calendar month and ending at 8:00 a.m. local time on the first day of the next succeeding calendar month.

         9) "Point(s) of Delivery" shall be the location(s) where Seller delivers its gas to Buyer, as further described in Section 3.2 of the Agreement.

        10) "Point(s) of Redelivery" shall mean the points of interconnection between Buyer's Facilities and the natural gas transportation facilities of ANR Pipeline Company, Oklahoma Natural Gas Company, Natural Gas Pipeline Company, NorAm, Williams Pipeline Company and/or TransOk Pipeline Company, or such other points of redelivery as may be mutually agreed upon between Buyer and Seller from time to time.

        11) "Psia" shall mean pounds per square inch absolute.

        12) "Psig" shall mean pounds per square inch gauge.

        13) "Facilities" shall have the meaning ascribed in the first Recital of the Agreement.

        14) "Contract Year" shall mean a period of twelve (12) consecutive months beginning on the first day of the next Accounting Period following the Accounting Period in which initial delivery of gas commenced hereunder; provided, however, the period beginning with the date of initial delivery to the first day of the following Accounting Period shall, for all purposes under this Agreement, be treated as part of the first contract year.

2.       POINT(S) OF DELIVERY AND OWNERSHIP

         A. The Point(s) of Delivery of all of Seller's Gas delivered hereunder shall be at the inlet of Buyer's metering facilities located at Seller's lease separation facilities or at such other Point(s) of Delivery as may be mutually agreed upon in writing by the parties hereto from time to time, and title to Seller's Gas (including such hydrocarbons from the Gas that have not been or cannot be recovered through the use of conventional mechanical wellhead gas-oil separators) shall pass from Seller to Buyer at said Point(s) of Delivery with respect to all the volumes of Seller's Gas sold to Buyer hereunder. Title to Seller's Gas (excluding hydrocarbons from the Gas that have not been or cannot be recovered through the use of conventional mechanical wellhead gas-oil separators, title to which shall pass to Buyer at the Point(s) of Delivery) transported hereunder shall remain in Seller.

         B. Seller, at its own expense, shall equip, maintain and operate all lease facilities to deliver Seller's Gas to Buyer at the Point(s) of Delivery, including, but not limited to, installation and maintenance of mechanical separation equipment and dehydration facilities. Seller covenants that it will deliver its Gas to Buyer without any processing or treatment except for that associated with conventional mechanical wellhead separation equipment.

         C. Buyer shall maintain, own and operate all necessary facilities to accept Seller's Gas at the Point(s) of Delivery. Buyer shall keep its Facilities reasonably clear of obstruction and in consideration thereof shall own all liquids or drip collected and removed from same.

         D. As between the parties hereto. Seller shall be in possession and control of the Gas deliverable hereunder and responsible for any injury or damage caused thereby until the same shall have been delivered to Buyer, after which delivery Buyer shall be deemed to be in exclusive possession and control thereof and responsible for any injury or damage caused thereby, except with respect to volumes of Seller's Gas transported hereunder, in which event, upon delivery to Seller or for Seller's Account at the Point(s) of Redelivery, Seller shall be deemed to be in exclusive possession and control thereof and responsible for any injury or damage caused thereby, except with respect to volumes of Seller's Gas transported hereunder.

3.       RESERVATIONS OF SELLER

         A. Seller, as a reasonable and prudent operator, hereby expressly reserves the following rights with respect to Seller's Gas and the Wells subject hereto:

                1) The right to use the Gas produced from the Wells prior to delivery to Buyer for the following purposes:

                     a) For fuel in the development and operation of the leases from which the Gas is produced.

                     b) For delivery to the lessors of the leases from which the Gas is produced if such lessors are entitled to use or take such Gas in kind under the terms of the leases;

                     c) For fuel in the operation of the facilities which Seller may install in order to deliver Gas hereunder in accordance with the terms hereof.

                2) The right to pool or unitize the wells or leases from which the Gas is produced (or any portion thereof) with other lands and leases so long as such action does not reduce volumes of Seller's Gas. In the event of any such pooling or unitization, the Agreement will cover Seller's interest in the pool or unit and the Gas attributable thereto to the extent that such interest is derived from volumes of Seller's Gas.

                                     -2.B-

         B. Seller shall provide to Buyer all necessary information whereby Buyer can make the proper allocation herein called for or required by Buyer's normal and customary accounting practices or required by Buyer's normal and customary contract administration practices.

         C. Seller shall operate Seller's Wells free of any control by Buyer, including without limitation the right to make farm outs of any lease subject to the Agreement, and to abandon any of Seller's Wells and surrender any lease when Seller deems the same no longer capable of producing Gas in commercial quantities under normal methods of operation. Seller shall not be required to produce any of Seller's Wells in any manner which in its sole judgment and discretion would not constitute good operating practice, nor shall Seller be obligated to drill additional wells or to deepen, repair or rework any of Seller's Wells.

         D. Seller shall use its best efforts to make available for delivery hereunder all Gas which it is capable of lawfully producing in accordance with this Agreement, without shut-in, curtailment or restriction due to market conditions or otherwise.

4.       GAS MEASUREMENT AND QUALITY

         A. Buyer shall furnish and install a suitable orifice meter at the Point(s) of Delivery of the Gas covered hereby. Each meter installed by Buyer shall be a meter acceptable in the industry and each meter shall be installed and operated in accordance with the requirements of applicable provisions in ANSI/API2530. "Orifice Metering of Natural Gas" (American Gas Association Gas Measurement Committee Report No.3) of the Natural Gas Department of the American Gas Association, as amended from time to time, or by any other method commonly used in the industry and mutually acceptable to the parties. Any meter installed hereunder shall be open to inspection by all parties at all reasonable times. The charts and records pertaining to measurement hereunder shall be kept on file by Buyer for a period of two (2) years for the mutual use of the parties. In the event any question arises as to the accuracy of the measurement, the meter or meters shall be tested upon the demand of either party. The expense of any such special test shall be borne by the party demanding same if the meter registration is found to be correct, and by Buyer if found to be incorrect.

         B. At least semi-annually, Buyer shall calibrate all meters installed hereunder and make adjustments as necessary. Should Seller so desire, Buyer shall give notice to Seller of the time of such calibrations sufficiently in advance of holding same in order that Seller may have its representative present. With respect to any test made hereunder, a registration within two percent (2%) of correct shall be considered correct. However, the meter or meters, when found to be incorrect, shall be adjusted to one hundred percent (100%) accuracy as soon as possible. Settlement for any period during which the meter registration deviates by more than two percent (2%) of correct shall be corrected at the rate of inaccuracy for any period of inaccuracy which is definitely known or agreed upon; but in case the period is not definitely known or agreed upon, then either for a period of fifteen (15) days prior to the date of said test, or for a period calculated from the beginning of the Accounting Period in which the test was conducted, whichever is longer. The rate of the inaccuracy shall be estimated and agreed upon by the parties hereto on the basis of the best available data, using the first of the following methods which is feasible:

                1)   By calibration, test, or mathematical calculation.

                2) By estimation based on comparison of the quantity of deliveries with deliveries during preceding periods under similar conditions when the meter was registering accurately.

         C. All fundamental constants, observations, records and procedures involved in the determination and/or verification of the quantity and other characteristics of Gas measured hereunder, unless otherwise specified herein, shall be in accordance with the applicable provisions in ANSI/API2530, "Orifice Metering of Natural Gas" (American Gas Association Gas Measurement Committee Report No.3) of the Natural Gas Department of the American Gas Association, as amended from time to time, or by any other method commonly used in the industry and mutually acceptable to the parties. The average atmospheric pressure shall be assumed to be 14.4 Psia. The temperature of Gas flowing through each meter shall be determined by a recording thermometer, installed by Buyer at its sole cost and expense, to properly record the temperature of the flowing Gas and the arithmetical average of the temperature recorded while the Gas is flowing during each meter chart interval shall be used in correcting volumes delivered hereunder to a temperature base of sixty degrees Fahrenheit (60(degree)F) and to a pressure base of 14.65 Psia.


                                     -3.B-

         D. The heating value of the Gas delivered hereunder shall be determined by Buyer from Gas samples or other means mutually agreeable to both parties, such samples to be taken at the Point(s) Delivery and tested in Buyer's recording calorimeter or chromatograph located at the Point(s) of Delivery. The first such test shall be made as soon as practicable after the commencement of deliveries hereunder and semi-annually thereafter, or at such other intervals as may be mutually agreed upon by the parties or found necessary in practice. Such heating value shall become effective the first day of the month following the date of such test, and shall remain in effect until the next such determination. At Buyer's election, the heating value of the Gas delivered hereunder shall be determined by means of a recording calorimeter or chromatograph meeting industry standards acceptable to both parties, and the average reading for each day which Gas was flowing shall be deemed the heating value during such day. All such results shall be corrected to reflect the actual water content at the Point(s) of Delivery.

         E. All of Seller's Gas delivered hereunder at the Point(s) of Delivery shall be commercially free of solid matter, gum and gum-forming constituents which might interfere with its merchantability or cause injury to or interference with the proper operation of the lines, meters, regulators and other appliances through which it flows and shall conform to either the following specifications, or the quality specifications required for the acceptance and transportation thereof in the pipeline facilities of the pipeline company into which Seller's Gas is to be delivered at the Point(s) of Redelivery:



                Dust, rust and other solids                 None
                Carbon Dioxide                              Not more than 2.0% by volume
                Oxygen                                      Not more than 0.2% by volume
                Hydrogen Sulfide                            Not more than 1/4 grain per 100 cubic feet
                Total Sulphur                               Not more than 5 grains per 100 cubic feet
                Free Water                                  None
                Btu                                         Not less than 975 Btu's per cubic foot and
                                                            more than 1150 Btu's per cubic foot
                Temperature                                 Not more than 120(degree)F.
                Water vapor                                 Not more than 7 pounds per million cubic feet
                Nitrogen                                    Not more than 2% by volume.


         F. Buyer may test Seller's Gas for adherence to the specifications required by Section 5 of this Article 8, such testing to be in accordance with generally accepted industry standards and procedures. If the Gas so delivered by Seller does not meet the required specifications, Buyer, at its option, may refuse to accept delivery of said Gas.

         G. Buyer shall not be required to accept Gas from any well where Buyer reasonably believes an unsafe condition exists.

5.       PRICING AND REFUNDS

         A. Seller agrees that it will supply data and information at Buyer's reasonable request, and, to the extent such cooperation is not unduly burdensome in Seller's sole judgment, cooperate with Buyer in any regulatory proceeding wherein the price or other provisions set forth herein may be the subject of review.

         B. Should Buyer mistakenly overpay Seller, Seller will refund to Buyer any previous excess payments together with interest at the rate prescribed in 18 C.F.R. Sec. 273.302 or subsequent regulation.

         C. The parties acknowledge that Buyer has not reviewed the terms of Seller's Leases pertaining to Seller's Gas and that Buyer shall account and make payment to royalty, overriding royalty, and other interest owners and to taxing authorities based on the price paid for Gas as set forth in the Agreement, and that so long as Buyer makes payment as aforesaid, Buyer shall not be responsible for any other deficiency or overpayment, Seller indemnifying and holding Buyer harmless therefrom.

6.       TAXES

         A. Buyer shall collect and remit to the appropriate authority the taxes which Buyer is required to collect by law and as otherwise agreed to by Buyer and Seller. Seller agrees to pay, or cause to be paid when due, the taxes lawfully levied on Seller's Gas prior to its delivery to Buyer.

                                     -4.B-

7.       SHRINKAGE

         A. Buyer agrees to use ordinary care in transporting Seller's Gas from the Point(s) of Delivery to the Point(s) of Redelivery. However, the parties understand and agree that certain volumetric gains and losses in the Gas will occur and shall be shared by and among Seller and other third parties whose gas is transported on Buyer's System, in the proportion that each party delivers gas into Buyer's System at their respective Point(s) of Delivery.

8.       PAYMENT

         A. After delivery of Seller's Gas has commenced, Buyer shall mail a statement to Seller indicating the quantity of Gas delivered to and purchased or transported by Buyer during the preceding Accounting Period; transportation charges due Buyer, if any; adjustments, if any, made by Buyer; and the amount due Seller for all of Seller's Gas. Such statement and payments for volumes of Seller's Gas purchased hereunder shall be made by Buyer to Seller and shall be mailed on or before the last day of each month for Gas purchased the preceding calendar month. It shall be the obligation of Seller and Seller agrees to cause proper settlement and accounting to be made and make distribution of proceeds to all owners of interest in the proceeds from the sale of Gas delivered to Buyer hereunder. Seller hereby indemnifies and holds Buyer harmless of and from any and all claims, demands, actions, causes of action, costs, damages and expenses related to, arising out of or in any way stemming from such obligation of Seller.

         B. After delivery of Seller's Gas has commenced, Buyer shall mail a statement to Seller indicating the quantity of Gas delivered to Buyer during the preceding Accounting Period and the amount due therefor, applicable charges due Buyer, if any, adjustments, if any, made by Buyer, and the amount due for all of Seller's Gas. Where Buyer is responsible for distribution of revenues, it shall be the obligation of Buyer to cause proper settlement and accounting to be made and to make distribution of proceeds to all owners of interest in the proceeds from the sale of Gas delivered to Buyer hereunder, and in consideration therefor, Buyer shall charge a monthly accounting and settlement fee in the amount of Two and 00/100 Dollars ($2.00) per interest owner per well, said fee to be deducted by Buyer pro rata from the amount due the working interest owners hereunder on a per-well basis. Where Seller is responsible for revenue distribution, Buyer shall remit the amount due for all Gas purchased to Seller, and it shall be the obligation of Seller to cause proper settlement and accounting to be made and to make distribution of proceeds to all owners of interest in the proceeds from the sale of Gas delivered to Buyer hereunder. Buyer shall mail the statement and payment either on or before the last day of each month (or on the next business day if such day is a weekend or holiday) for Gas purchased the preceding Accounting Period, or ten (10) days after receipt by Buyer of payment from the purchasers of the Gas from Buyer, whichever is later. The party responsible for distribution of revenues to owners of interest in the Gas hereby indemnifies and holds the other harmless of and from any and all claims, demands, actions, causes of action, costs, damages and expenses related to, arising out of or in any way stemming from such obligation. Where monies are due Buyer which are not timely paid, Buyer shall be entitled to recoup any costs of collection, including reasonable attorneys' fees. Buyer, at its election, may deduct from its payment to Seller, sums, if any, due to Buyer under the terms of the Agreement.

         C. Upon execution of the other party's Confidentiality Agreement, each party hereto shall have, at its expense, the right at all times to examine the books and records of the other party, during normal working hours, to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made under or pursuant to the Agreement. Each party agrees to keep records and books of account in accordance with generally accepted accounting principles in the industry. Any statement shall be final as to both parties unless questioned within two (2) years after payment thereof has been made.

9.       SELLER'S REPRESENTATIVE

         A. The party set forth in Article 7 of the Agreement, NOTICES, is designated as Seller's Representative with respect to all matters under the Agreement, including but not limited to the following:

                1)   To give and receive all notices;

                2) To make and witness any tests to be made of the Gas and measuring equipment and adjustments to such equipment;

                3)   To deliver the quantities of Gas deliverable hereunder;

                                     -5.B-

                4) To obtain, execute and deliver to Buyer such division order title opinions and division orders as may be required by Buyer hereunder;

                5) To comply with the requirements, rules and regulations of any duly constituted authority having jurisdiction: and,

                6) If Seller is responsible for distribution of revenues, to receive payment hereunder and to cause proper settlement and accounting to be made and make distribution of proceeds to all owners of interest in the proceeds from the sale of Gas delivered to Buyer hereunder.

         B. Buyer may act, and shall be fully protected in acting, in reliance upon any and all acts and things done and performed by or agreements made with respect to all matters dealt with herein by said Representative on behalf of Seller as fully and with the same effect as though Seller had done, performed, made or executed the same.

         C. Seller may change its Representative designated above, or designate a new Representative from time to time by delivery of written notice of change and designation of Representative to Buyer. The
Representative so designated shall have and may exercise all power and authority therein granted with like effect as though named as such Representative herein in the first instance.

10.      REGULATORY BODIES

         A. This Agreement is subject to all present and future valid laws and lawful orders of all regulatory bodies now or hereafter having jurisdiction of the parties, or either of them; and should either of the parties, by force of such law or regulation imposed at any time during the term of the Agreement, be ordered or required to do any act inconsistent with the provisions of the Agreement, the Agreement shall continue nevertheless and shall be deemed modified to conform with the requirements of such law or regulation for that period only during which the requirements of such law or regulation are applicable. Nothing in the Agreement shall prohibit either party from obtaining or seeking to obtain modification or repeal of such law or regulation or restrict either party's right to legally contest the validity of such law or regulation, and each party reserves the right to file with such regulatory bodies any material necessary to implement the terms of the Agreement as they existed prior to the modification.

11.      FORCE MAJEURE

         A. Except for Buyer's and Seller's respective obligations to make proper settlement, accounting and distribution of proceeds to all interest owners as provided herein for volumes of Seller's Gas delivered to and purchased by Buyer hereunder, and Seller's obligation to make payment to Buyer for volumes of Seller's Gas transported hereunder, neither party hereto shall be liable for any failure to perform the terms of the Agreement when such failure is due to "force majeure" as hereinafter defined.

         B. The term "force majeure" as employed in the Agreement shall mean acts of God, strikes, lockouts or industrial disputes or disturbances, arrests and restraints from rulers or people, interruptions by government or court orders, present and future valid orders of any regulatory body having proper jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, inability to secure materials, including inability to secure materials by reason of allocations promulgated by authorized governmental agencies, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, explosions, failure of gas supply, breakage or accident to machinery or lines of pipe, freezing of wells or pipelines, inability to obtain easements or rights-of-way, the making of repairs or alterations to pipelines or plants, or any other cause whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming "force majeure", the same shall, so far as possible, be remedied with all reasonable dispatch. The settlement of strikes or lockouts or industrial disputes or disturbances shall be entirely within the discretion of the party having the difficulty, and the above requirement that any "force majeure" shall be remedied with all reasonable dispatch, shall not require the settlement of strikes, lockouts or industrial disputes or disturbances by acceding to the demands of any opposing party therein when such course is inadvisable in the discretion of the party having the difficulty.

         C. Neither party shall be entitled to the benefit of the provisions of this Article under either or both of the following circumstances:

                                     -6.B-

                1) To the extent that the failure was caused by the party claiming suspension having failed to remedy the condition by taking all reasonable acts, short of litigation, if such remedy requires litigation, and having failed to resume performance of such commitments or obligations with reasonable dispatch; or,

                2) If the failure was caused by lack of funds, or with respect to the payment of any amount or amounts then due hereunder.

12.      WARRANTY OF TITLE TO SELLER'S GAS

         A. Seller hereby warrants title to Seller's Gas sold and delivered hereunder and the right of Seller to sell the same; and the Seller warrants that all of Seller's Gas is owned by Seller, or that Seller has the right to market Seller's Gas free from all liens and adverse claims, including liens to secure payments of production taxes, severance taxes, and other taxes. Seller agrees to indemnify Buyer and save it harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims, whether meritorious or not, of any and all persons, firms, or corporations to said Gas or to royalties, overriding royalties, taxes, license fees, or charges thereon, resulting from actions of, by, through or under Seller. Buyer shall be entitled to recover all attorneys' fees incurred as a result of its involvement in any action or claim described herein. Buyer, at any time thereafter, when it shall appear to Buyer by reason of receipt of written notice of claim or dispute that the ownership or title to all or part of Seller's Wells, or Seller's Gas produced therefrom, may be in a party or parties other than Seller, or upon learning of any other claims, liens, taxes, royalties, fees, expenses or other adverse claims, may retain as security for the performance of Seller's obligations with respect thereto, the entire purchase price of the Gas until Buyer has been satisfied as to the amount of such claim or ownership claimed, and thereafter up to the amount of such ownership interest or claim until it has been finally determined and satisfied or until Seller shall have furnished a bond to Buyer in an amount and with sureties satisfactory to Buyer, conditioned upon the protection of Buyer with respect to such ownership or claim.

13.      EASEMENTS

         A. To the extent that it may contractually or lawfully do so under its leasehold interest without impairing its own similar right, Seller hereby assigns and transfers to Buyer any easement across the Seller's Lease(s), and across any adjoining lands in which Seller may have an interest, for the purposes of installing, using, inspecting, repairing, operating, replacing, and/or removing Buyer's pipe, meters, lines, and other equipment used or useful in the performance of the Agreement. It is intended that any property of Buyer placed in or upon any of such land shall remain the personal property of Buyer, subject to removal by it upon the expiration or termination of the Agreement for any reason. Buyer shall have a reasonable time after the expiration or termination of the Agreement to remove same. Buyer shall indemnify and hold Seller harmless of and from any and all claims and damages for all injuries to persons, including death, or damage to property arising out of or incident to Buyer's use of the easement hereunder transferred, only in the event said claim or damage shall be the result of negligence legally imputable to Buyer, its employees, agents, and representatives.

14.      DEFAULTS

         A. It is covenanted and agreed that if either party shall fail to perform any of the covenants or obligations imposed upon it under and by virtue of the Agreement, in addition to its other rights and remedies, the other party may terminate the Agreement by proceeding as follows:

                1) The party not in default shall cause a written notice to be served on the other party in default, stating specifically the cause for terminating the Agreement, and declaring it to be the intention of the party giving notice to terminate the same; thereupon, the party in default shall have thirty (30) days after the service of the aforesaid notice in which to remedy or remove the cause or causes stated in the notice for terminating the Agreement. If within said thirty (30) days the party in default does so remove and remedy said cause or causes, or fully indemnifies the party not in default for any and all consequences of such breach, then such notice shall be withdrawn and this entire Agreement shall continue in full force and effect.

                                     -7.B-

                2) In case the party in default does not remedy and remove the cause or causes, or does not indemnify the party giving the notice for any and all reasonable consequences of such breach, within said period of thirty (30) days, then the Agreement shall become null and void from and after the expiration of said period.

                3) Any cancellation of the Agreement pursuant to the provisions of this Article shall be without prejudice to the obligation of Buyer to make proper settlement, accounting and distribution of proceeds to all owners of interest in the proceeds received for Gas delivered to Buyer hereunder to the time of cancellation, and without waiver of any remedy to which the party not in default may be entitled for violations of the Agreement.

         B. No waiver by either Seller or Buyer of any default of the other under the Agreement shall operate as a waiver of any future default, whether of like or different character or nature, nor shall any failure to exercise any right hereunder be considered as a waiver of such right in the future.

15.      UNECONOMIC WELL CONNECTIONS

         A. In the event Seller desires Buyer to connect a well to Buyer's System which well, in Buyer's sole opinion, would not constitute an economic connection, Buyer shall be under no obligation to connect any such well, or to accept any Gas therefrom. Nevertheless, Buyer, upon Seller's request, may accept Gas from any such well if Seller shall acquire and assign without charge to Buyer a measuring station site on Buyer's System at a mutually agreeable point, together with all necessary rights of ingress and egress thereto, and bear the cost of the construction, operation and maintenance of all facilities necessary to deliver Gas from such well into Buyer's System at said mutually agreeable point. Should Seller elect not to deliver Gas to Buyer from such well, Buyer shall release such well and its corresponding drilling and spacing unit from the Agreement.

         B. In the event Gas volumes available for delivery from any of Seller's Wells hereunder become uneconomic to Buyer in the exercise of Buyer's reasonable judgment. Buyer agrees to disconnect same and to release from dedication to this Agreement the affected Well(s) and the Leases to the extent of the drilling and spacing unit(s) corresponding to such Well(s).

16.      LITIGATION - ATTORNEYS' FEES

         A. In the event litigation arising out of the Agreement (excluding litigation or actions indemnified pursuant to Section 11, SELLER'S WARRANTIES, or Sections 2.E or 17.A of this Appendix) should be initiated by any party hereto, the prevailing party, after the entry of a final non-appealable order, shall be entitled to recover from the other party, as a part of said judgment, all court costs, fees and expenses of such litigation, including reasonable attorneys' fees.

17.      DAMAGES

         A. Whether or not occasioned by a default or other breach of the Agreement, neither party shall be liable to the other for special, exemplary, or consequential damages, except as to third-party claims, pursuant to the indemnification provisions of the Agreement or this Appendix.

18.      MISCELLANEOUS

         A. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, assigns, heirs, administrators and/or executors and shall constitute a real right and covenant running with the lands and leasehold interests covered hereby. Either party may assign his or its right, title, and interest in, to and under this Agreement including, without limitation, any and all renewals, extensions, amendments, and/or supplements hereto; provided, however, that no such assignment shall in any way operate to enlarge, alter or change any right or obligation of the other party or parties hereto. No assignment shall be effective or binding until a copy of same has been furnished to the other party.

                                     -8.B-

         B. Further, this Agreement, including, without limitation, any and all renewals, extensions, amendments and/or supplements hereto shall be binding upon any purchaser of Buyer's Facilities and upon any purchaser of Seller's Wells, or any part thereof or interest therein which are subject to this Agreement. It is agreed that no sale of Seller's Wells, or any part thereof or interest therein, or of all or substantially all of Buyer's Facilities, shall be made unless the purchaser thereof shall assume and agree to be bound by this Agreement insofar as the same shall affect and relate to Seller's Wells, Buyer's Facilities or interests so sold or conveyed.

         C. Nothing in this Agreement, expressed or implied, confers any rights or remedies on any person or entity not a party hereto other than successors and assigns, or heirs, administrators or executors of the parties hereto.

         D. Seller expressly does not by the terms of this Agreement, sell, transfer or assign unto Buyer any title or interest whatsoever in Seller's Wells or any pipe, meters, lines or other equipment of any nature owned or used by Seller in the operation of Seller's Wells.

         E. The parties hereto assume full responsibility and liability for the maintenance and operation of their respective properties and agree to indemnify and save harmless the other party from all liability and expense on account of any damages, claims or actions arising from any act or accident in connection with the installation, presence, maintenance or operation of the property or equipment of the indemnifying party.

         F. Seller agrees that Buyer, its successors and assigns, shall have the right, but not the obligation, at any time to redeem for Seller, its successors and assigns, by payment of any taxes, deeds of trust, judgments or other liens on the Wells described in Exhibit" A" hereto, on Seller's Gas or the production therefrom, in the event of default of payment by Seller and be subrogated to the rights of the holder or holders thereof. Seller further agrees that any such redemption and payment by Buyer for the account of Seller shall be applied by way of a set-off against the purchase price which Buyer would otherwise pay to Seller or the other interest owners under
Section 8 of this Appendix, such set-off to continue until all payments by Buyer hereunder, plus interest, have been fully recouped by Buyer.

         G. Upon consent of Buyer, the Agreement may be ratified and adopted by any owner of an interest in the Wells subject hereto, or any leases with which the Wells subject hereto may be pooled or unitized, by execution and delivery to Buyer of a separate written instrument ratifying and adopting the Agreement insofar as said owner's interest in any such lands or leases is concerned, all the terms and provisions of this Agreement shall be binding upon such interest owner.

         H. Each Seller executing or ratifying the Agreement makes and enters into the Agreement severally and not jointly with other sellers, and they are not acting as partners, joint venturers, or otherwise jointly in this transaction, and nothing herein contained or provided shall operate to create, or be construed as creating, any such relationship. It is expressly provided that there shall never be any joint liability against the parties designated herein as Seller and that no single party Seller shall be liable for the acts or omissions of any other single party Seller.

         I. Termination of this Agreement shall not relieve any party of any obligation incurred prior to the date of such termination. The provisions of this clause shall survive any termination hereof.

         J. The Equal Employment Opportunity Clause required under Executive Order No. 11246, the affirmative action commitment for disabled veterans and veterans of the Vietnam era, set forth in 41 CFR 60-250.4, the affirmative action clause for handicapped workers, set forth in CFR 650-741.4, and the related regulations of the Secretary of labor, 41 CFR Chapter 60, are incorporated by reference in this agreement. By accepting this agreement, Seller certifies that it complies with the authorities cited above, and that it does not maintain segregated facilities or permit its employees to perform services at locations where segregated facilities are maintained, as required by 41 CFR 60.1.8.

                       END OF GENERAL TERMS AND CONDITIONS

                                     -9.B-